Attachment--Form of Press Release

                              [REZT STATIONARY AND

                             PRESS RELEASE FORMAT--

                                  TEXT FOLLOWS]





         REZconnect Technologies, Inc. (OTCBB symbol REZT) notes that its common shares of stock have recently been trading at significantly higher volume and prices (namely from an average 1,700 shares per day as of July 19, 2004 to the current daily average of 26,000 shares while the price has gone from $0.21 on the same July 19 date to $1.40 as of August 23). So that all investors and prospective investors have the same level of information, the following are the relevant facts that may underlie the more active volume and increased price of REZT shares:

     1. REZT is in preliminary merger discussions with Yourtravelbiz.com, Inc., a private company in the travel agency business.

     2. The has been no agreement, oral or written, as of this date.

     3. Those discussions continue and there is no assurance that any agreement may be reached.

     4. REZT and its principals are not aware of any leak of these discussions.

     5. A follow-up release will be issued whenever the results of these ongoing discussions materialize.

     6. This release is being issued at this time preemptively to address the increased market interest in REZT shares.

     7. Concurrently, a Form 8-K is being filed with the SEC, reflecting these discussions and incorporating this release.


         Pending a successful or unsuccessful outcome of those discussions, and any associated disclosures then appropriate, REZT will not respond to any questions on this matter.